Exhibit 99.1

Dave & Buster’s Announces Request for Bank Covenant Amendment

DALLAS (August 8, 2006) - Dave & Buster’s, Inc., a leading operator of upscale restaurant/entertainment complexes, today announced that the Company has requested a change to the Company’s covenants under its $160 million Credit Agreement with a group of lenders led by JP Morgan Chase Bank, N.A. as administrative agent.

The main provisions of the request are as follows:

1.               Consent to enter into a sale-leaseback transaction on three fee owned properties, the proceeds of which would be used to pay down the outstanding balance of the term loan portion of the Credit Agreement with up to $5.0 million being available for reinvestment. Net proceeds are estimated to be approximately $20.0 million, with an estimated closing date in October or November of 2006.

2.               For the purposes of satisfying negative covenants under the Credit Agreement, (a) the amount of start-up costs to be added back to the Company’s net income would be increased from $5.0 million to $7.5 million for the year 2006, and (b) the amount of payments to employees under change in control contracts to be added back to the Company’s net income would be set at $10.0 million through the Company’s 2007 fiscal year.

3.               The ability to utilize purchasing cards, and treat up to $5.0 million of such purchasing card obligations as pari passu secured obligations.

Celebrating over 23 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 47 locations throughout the United States and in Canada. More information on the Company is available on the Company’s Web site, www.daveandbusters.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Dave & Buster’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Registration Statement on Form S-4 filed July 26, 2006, SEC File Number 333-136040.